CONTACT: Investors                          Media
         EVC Group                          EVC Group
         Douglas Sherk, 415-896-6820        Christopher Gale 646-201-5431
         Michael Pollock, 415-896-5862


 STAAR SURGICAL GENERATES $464,000 IN CASH FROM OPERATIONS DURING THIRD QUARTER

     Largest Amount of Cash from Operating Activities in More Than Six Years
              Domestic Operating Expenses Down and Gross Margins Up
                Global Visian ICL(R) Sales Increase Five Percent
                       Global IOL Sales Grow Seven Percent
             CAST Project Surpasses 300 Eyes; nanoFLEX(TM) Marketing
                               to Increase in U.S.


MONROVIA, CA, November 3, 2009 -- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today reported that it generated $464,000 in cash from operating activities during the third quarter. The cash generated was the largest amount from operating activities for any quarterly period in the past six years. This achievement was made possible due to continued significant progress in the management of domestic operating expense despite recording over $400,000 in legal expenses during the quarter related to former sales representative litigation, net of approximately $300,000 in estimated insurance recoveries.

Third Quarter Financial Highlights

- Cash provided by operating activities was $464,000, compared to cash used in operating activities of $1.1 million during the third quarter of 2008. This reflects continuous improvement for the past seven quarters as shown below:

             CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES (000'S)
--------------------------------------------------------------------------------
    Q1 2008    Q2 2008     Q3 2008     Q4 2008    Q1 2009    Q2 2009   Q3 2009
--------------------------------------------------------------------------------
    ($3,370)   ($2,760)    (1,107)     ($ 991)    ($ 448)     $ 286     $ 464
--------------------------------------------------------------------------------


- Global sales for the third quarter were $18.1 million, unchanged on a constant currency basis, as compared to $18.1 million during the third quarter of 2008. Global sales for the third quarter of 2009 were impacted by the Company's decision in late 2008 to de-emphasize sales of low margin products. Sales of these lower margin products declined by 15% or $821,000 during the third quarter and represented 26% of total sales versus 30% in the third quarter of 2008. For the nine months to date, global sales were $55.5 million, or $56.8 million on a constant currency basis, as compared to $56.7 million for the first nine months of 2008. Sales of the lower margin products declined by 17% or $3.0 million during the nine month period.

- Gross profit margin was 54.3% versus 57.7% for the third quarter of 2008 due to a 500 basis point decline in international markets. The decline primarily resulted from a significant gross margin decline in Japan which was due to intense price competition during the quarter. Although prices were down, volumes in Japan were up 8%. Gross profit margin was favorably impacted by improved gross margins in the US due to higher average selling prices of IOLs and ICLs. For the nine month period gross profit margin was 55.6% versus 52.4% in 2008.

- Total operating expenses declined by 7.4% to $11.0 million from $11.9 million reported for the third quarter of 2008. Operating expense as a percentage of total revenue dropped to 60.8% compared to 65.6% reported for the prior year quarter. For the nine months to date operating expenses have declined by 19.3%.

Recent Visian ICL Highlights

- Global Visian ICL sales grew 5% during the third quarter of 2009 versus the third quarter of 2008 driven by a 12% increase in Visian Toric sales. Visian ICL units increased by 15% during the period. For the nine months to date Visian ICL sales have increased by 9%, while units increased by 23%.

- International Visian ICL sales grew to $3.9 million, which is a 5% increase compared to the $3.7 million sales reported in the prior year third quarter. International Visian ICL units grew 19% from the year ago period and are up 30% year to date reflecting the increased underlying demand for the Visian products despite the global economic downturn.

- U.S. Visian ICL sales increased by 4% during the third quarter. Visian ICL units were up 10% sequentially and down only 1% from the third quarter of last year. This performance contrasts with the estimated 30% decline in refractive procedures industry-wide in the U.S. during the third quarter, and reflects continued growth in Visian ICL market share. Year to date, U.S. Visian ICL sales have increased by 2% while overall U.S. refractive procedures have declined by 33%.

- Following the FDA's resumption of scientific review of STAAR's application for the Toric Implantable Collamer(R) Lens (Visian TIC(R)) for Myopic/Astigmatic patients, during the 60 day period between mid July and mid September there have been frequent interactions between the Company and the FDA. During this period the Company received and responded to questions from the FDA. All questions have been answered and the Company awaits the next communication.

- Japan's Ministry of Health Labor and Welfare continues to evaluate STAAR's application for marketing approval of the Visian ICL and the Visian Toric ICL. The Ministry has separated the consideration of the two products and requested additional clinical data on the Toric ICL, which was provided in September. The injector system for the Visian ICL has been approved and the Company has been responding to questions regarding data and labeling related issues.

Recent Intraocular Lens (IOL) Highlights

- Global IOL sales were up 7.5% to $8.2 million versus $7.6 million in the prior year third quarter driven by increased sales in international markets.

- International IOL sales were $6.2 million versus $5.4 million in the prior year third quarter primarily driven by a 16% increase in Japan. Growth was also seen in Europe with the recent release of the KS-X Preloaded Hydrophobic Acrylic IOL.

- U.S. IOL sales were $2.0 million in the third quarter of 2009 compared to $2.2 million in the third quarter of 2008. Demand was high for the new nanoFLEX Collamer Single Piece Aspheric IOL reflected by increased consignments to new customers.

- On October 24, the Collamer Accommodating Study Team (CAST), which formed in late 2008, reported preliminary assessments reported surpassing 300 patient eye implants with the nanoFLEX Collamer Aspheric Single Piece IOL. The data presented provided compelling near vision results when compared with leading standard IOLs. In addition, the data provided encouraging near vision results when compared with premium IOLs and superior intermediate vision results when compared to all IOLs. Meanwhile, the Company's product development team is engineering some minor design changes for the nanoFLEX for the purpose of moving to the second phase of the CAST project. Members will evaluate these design changes to determine if improvements upon current accommodation assessments can be achieved.

- STAAR is expanding the marketing message on the effectiveness of nanoFLEX in the standard IOL channel, the largest volume channel of all IOLs sold today.

"Our third quarter performance illustrates the continued successful execution in several areas of our overall strategy," said Barry G. Caldwell, President and CEO. "While we have focused sales resources on higher margin products, and our top line was flat versus year ago levels as a result, we generated the most cash from operating activities for any quarter since 2003. We remain vigilant about controlling costs and in the quarter reduced operation expenses by $0.9 million. We still have lots of work to do. One area requiring immediate attention is our gross margins in our international markets. Additional focus will be placed in this area as we finish the year and head into 2010."

"Since we released the nanoFLEX Collamer Aspheric IOL combined with the nanoPOINT Injector System with NTIOL pricing status in the second quarter, we've begun to see increased market interest and sales from this strategically important product line. Our sales team will be asking surgeons to compare their results with the nanoFLEX IOL to their current IOL of choice in ten patients by using standard visual measuring tools. Historically, STAAR had up to 10% domestic market share for IOLs and with a superior product we want to begin moving from our current 3% share level back to the position we earned in the past. Each market share point represents approximately $6 million sales, so if we are successful at moving toward our goal, we will be adding high margin revenue from increased IOL sales," added Mr. Caldwell.

Financial Performance for the Third Quarter Ended October 2, 2009

Gross profit for the third quarter was $9.8 million compared with $10.5 million in the comparable quarter of 2008, which was 54.3% and 57.7% of net sales in respective periods. The decline in gross profit and gross profit margin is primarily due to lower average selling prices in Japan due to intense price competition. Gross profit margin also reflects the negative impact of a 43% increase in sales of preloaded IOLs to international distributors, which carry low profit margins and lower ASPs on IOLs in Germany and Japan due to significant price competition. Factors that had a favorable effect on gross profit margin were increased sales of toric ICLs, favorable mix of ICLs and IOLs versus other products, and higher ASPs on ICLs and IOLs in the US. Gross profit for the first nine months of 2009 was $30.8 million, or 55.6% of net sales, compared with $29.7 million, or 52.4% of net sales in the prior year period. Gross profit for the first nine months of 2008 was negatively impacted by a $1.5 million purchase accounting charge associated with the acquisition of STAAR Japan.

Continued improvement in the management of operating expenses during the third quarter resulted in an approximate $0.9 million or 7.4% reduction from the year ago period. General and administrative expenses were unchanged compared to the third quarter of 2008 despite a $700,000 increase in legal fees associated with former sales representative litigation. These costs were partially offset by $300,000 in negotiated insurance reimbursements. Sales and marketing expenses were reduced by $542,000 during the quarter due to reduced salaries, travel, consulting, commissions, and promotional activities in the US. Research and development expenses declined by $348,000 as a result of reduced salaries, regulatory consulting and legal fees, although the investment level is still approximately 11% of all STAAR manufactured product sales. During the first nine months of 2009, the Company reduced its general and administrative, marketing and selling, and research and development expenses by $4.2 million compared with the same period in 2009 despite spending $1.2 million, net of estimated insurance recovery, in legal fees associated with former sales representative litigation.

Net loss for the third quarter ended October 2, 2009 was $2.0 million or $0.06 per share, compared with $2.2 million, or $0.08 per share for the third quarter of 2008. Non-cash charges for the quarter were $1.3 million or $0.04 per share and included depreciation, amortization and stock-based compensation. For the nine months ended October 2, 2009, the net loss was $4.7 million, or $0.15 per share, compared with a net loss of $13.7 million, or $0.47 per share for the first nine months of 2008. During the first nine months of 2009, non-cash charges were $4.2 million or $0.13 per share. Purchase accounting charges associated with the acquisition of STAAR Japan impacting the first nine months of 2008 were $5.3 million or $0.18 per share.

As of October 2, 2009, the Company reported cash, cash equivalents and restricted cash of $13.0 million compared with $5.2 million at the end of 2008 and $6.7 million at the end of the third quarter of 2008. During the second quarter, the Company raised $8.6 million to fund a restricted deposit to secure potential payment of the judgment in the Parallax case subject to our pending appeal.

Conference Call

The Company will host a conference call and webcast on Tuesday, November 3, 2009 at 10:00 a.m. Eastern Time to discuss the Company's third quarter and current corporate developments. The dial-in number for the conference call is 877-941-2927 for domestic participants and 480-629-9725 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will be available for seven days. This replay can be accessed by dialing 800-406-7325 for domestic callers and 303-590-3030 for international callers, both using passcode 4169709#. To access the live webcast of the call, go to STAAR Surgical's website at www.staar.com. An archived webcast will also be available at www.staar.com.

About STAAR Surgical

STAAR Surgical is a leader in the development, manufacture and marketing of minimally invasive ophthalmic products employing proprietary technologies. STAAR's products are used by ophthalmic surgeons and include the Visian ICL, a tiny, flexible lens implanted to correct refractive errors, as well as innovative products designed to improve patient outcomes for cataracts and glaucoma. Manufactured in Switzerland by STAAR, the ICL is approved by the FDA for use in treating myopia, has received CE Marking and is sold in more than 50 countries. Collamer(R) is the brand name for STAAR's proprietary collagen copolymer lens material. More information is available at www.staar.com.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: projections of earnings, revenue, sales, cash or any other financial items; the plans, strategies, and objectives of management for future operations or prospects for achieving such plans; future sale; prospects for approval of the Visian Toric ICL supplemental premarket approval application, or any other future approval by the FDA or other regulatory agencies; our future performance; statements of belief; and any statements of assumptions underlying any of the foregoing.

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include our limited capital resources and limited access to financing, the fact that our public accounting firm has expressed doubt about our ability to continue as a going concern in their opinion on our financial statements, the broad discretion of the FDA in approving any medical device and the inherent uncertainty that new devices will be approved, the likelihood of administrative delays, the need in certain future FDA submissions to satisfy additional and potentially costly requirements such as third party audits, the cost of defending pending litigation and satisfying judgment in the event of an adverse ruling, for which we have taken no reserve, the fact that insurance covers only a portion of the cost of pending litigation, cannot cover punitive damages, and may not cover compensatory damages in the event of an adverse ruling; the negative effect of the global recession on sales of products, especially products such as the ICL used in non-reimbursed elective procedures, the challenge of managing our foreign subsidiaries, the risk that sales of our newly introduced products may not restore profitability to our U.S. IOL product line, our ability to overcome negative publicity resulting from warning letters and other correspondence from the FDA Office of Compliance and to demonstrate to the agency that its past concerns have been resolved, the willingness of surgeons and patients to adopt a new product and procedure, and the potential effect of recent negative publicity about LASIK on the demand for refractive surgery in general in the U.S. STAAR assumes no obligation to update its forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

STAAR's current data on the accommodating properties of the Collamer material derive from the reports of individual independent clinicians and have not been subjected to large scale clinical studies. STAAR's current nanoFLEX IOL does not currently have an FDA labeling claim for accommodation. STAAR cannot assure that its further research will support a claim that either its current Collamer lenses or future designs restore the eye's ability to accommodate. If clinical research does not support these claims, or supports only a narrow range of accommodation, STAAR's Collamer accommodation project may not result in increased sales. New lens designs may require clinical research studies and applying for the FDA's premarket approval, which are expensive and could result in delay or denial of approval.

Use of Non-GAAP Information

This news release presents selected items from the Company's Condensed Consolidated Statements of Operations as reported in accordance with U.S. generally accepted accounting principles ("GAAP"), and also on a non-GAAP basis after excluding certain non-recurring expenses, and excluding changes in currency. None of these measures are a substitute for measures determined in accordance with GAAP, and may not be comparable to the same measures as reported by other companies.

When reviewing financial information to assess the effectiveness of initiatives to enhance long-term performance by reducing expenses, management may eliminate the effect of significant non-recurring expenses in order to discern underlying trends. In the 2008 fiscal year, the Company's results were significantly affected by the following non-recurring expenses classified in the GAAP reconciliation table as "purchase A/C [accounting] charges": a $1.5 million purchase accounting charge related to inventory purchased in the acquisition of STAAR Japan, Inc. and a $3.8 million charge for the settlement of a pre-existing distribution arrangement in connection with the STAAR Japan, Inc. acquisition. Because the effect of purchase accounting charges can overwhelm the effect of meaningful trends in the Company's business performance, management evaluates its performance excluding these non-recurring items. The Company believes that this non-GAAP measure is also helpful to investors in discerning underlying trends. The table below shows the effects of the excluded non-recurring items.

The Company conducts a significant part of its activities outside the U.S. It receives sales revenue and pays expenses principally in U.S. dollars, Swiss francs, Japanese yen and Euros. The exchange rates between dollars and non-U.S. currencies can fluctuate greatly and can have a significant effect on our results when reported in U.S. dollars. When preparing its financial statements in conformance with GAAP, the Company translates foreign currency sales and expenses to dollars at the weighted average of exchange rates in effect during the period. As a result, the Company's reported performance may be significantly affected by currency fluctuations. In order to compare the Company's performance from period to period without the effect of currency, the Company will apply the same average exchange rate applicable in the prior period, or the "constant currency" rate to sales or expenses in the current period as well. Because changes in currency are outside of the control of the Company and its managers, management finds this non-GAAP measure useful in determining the long term progress of its initiatives and determining whether its managers are achieving their performance goals. The Company believes that the non-GAAP constant-currency sales results measures provided in this press release are similarly useful to investors to give insight on long term trends in the Company's performance without the external effect of changes in relative currency values. The table below shows sales results calculated in accordance with GAAP, the effect of currency, and the resulting non-GAAP measure expressed in constant currency.


CONTACT: Investors                        Media
         EVC Group                        EVC Group
         Douglas Sherk, 415-896-6820      Christopher Gale 646-201-5431
         Michael Pollock, 415-896-5862


                               (Tables to Follow)

STAAR Surgical Company
Condensed Consolidated Statements of Operations
(In 000's except for per share data)
Unaudited

                                                 Three Months Ended
                                     -----------------------------------------
                                          October 2,         September 26,
                                             2009                2008
                                             ----                ----

    Net sales                        100.0%    $18,113  100.0%       $18,112

    Cost of sales                     45.7%      8,278   42.3%         7,654
                                                 -----                 -----

    Gross profit                      54.3%      9,835   57.7%        10,458
                                                 -----                ------

    Selling, general and administrative expenses:
      General and administrative      19.3%      3,490   19.2%         3,480
      Marketing and selling           33.0%      5,972   36.0%         6,514
      Research and  development        8.5%      1,542   10.4%         1,890
      Loss on settlement of
       pre-existing distribution
       arrangement                     0.0%          -    0.0%             -
                                                   ---                   ---

         Total selling, general
          and administrative
          expenses:                   60.8%     11,004   65.6%        11,884
                                                ------                ------

    Operating loss                    -6.5%     (1,169)  -7.9%        (1,426)
                                                ------                ------

    Other income (expense):
      Interest income                  0.2%         28    0.3%            47
      Interest expense                -3.0%       (551)  -1.2%          (222)
      Gain/(loss) on foreign currency  0.0%          3   -2.6%          (473)
      Other income, net               -0.4%        (68)   0.3%            63
                                                   ---                   ---
        Other (expense) income, net   -3.2%       (588)  -3.2%          (585)
                                                  ----                  ----

    Loss before provision
     for income taxes                 -9.7%     (1,757) -11.1%        (2,011)

    Provision for income
     taxes                             1.2%        210    1.3%           239
                                                   ---                   ---

    Net loss                         -10.9%    $(1,967) -12.4%       $(2,250)
                                               =======               =======

    Loss per share:
    Basic and diluted                           $(0.06)               $(0.08)
                                                ======                ======

    Weighted average shares outstanding:
    Basic and diluted                           34,701                29,490
                                                ======                ======

                                         Nine Months Ended
                                         -----------------
                                   October 2,          September 26,
                                      2009                  2008
                                      ----                  ----

    Net sales                 100.0%    $55,514  100.0%       $56,737

    Cost of sales              44.4%     24,675   47.6%        26,990
                                         ------                ------

    Gross profit               55.6%     30,839   52.4%        29,747
                                         ------                ------

    Selling, general and administrative expenses:
      General and
       administrative          20.9%     11,626   20.2%        11,441
      Marketing and selling    32.0%     17,784   36.4%        20,627
      Research and
       development              7.9%      4,395   10.5%         5,965
      Loss on settlement of
       pre-existing
       distribution
       arrangement              0.0%          -    6.8%         3,850
                                            ---                 -----

         Total selling, general
          and administrative
          expenses:            60.9%     33,805   73.8%        41,883
                                         ------                ------

    Operating loss             -5.3%     (2,966) -21.4%       (12,136)
                                         ------               -------

    Other income (expense):
      Interest income           0.1%         36    0.2%           138
      Interest expense         -2.1%     (1,183)  -1.1%          (645)
      Gain/(loss) on foreign
       currency                 0.4%        200   -0.6%          (329)
      Other income, net         0.2%        122    0.2%           130
                                            ---                   ---
        Other (expense) income,
         net                   -1.5%       (825)  -1.2%          (706)
                                           ----                  ----

    Loss before provision
     for income taxes          -6.8%     (3,791) -22.6%       (12,842)

    Provision for income
     taxes                      1.7%        926    1.6%           893
                                            ---                   ---

    Net loss                   -8.5%    $(4,717) -24.2%      $(13,735)
                                        =======              ========

    Loss per share:
    Basic and diluted                    $(0.15)               $(0.47)
                                         ======                ======

    Weighted average shares
     outstanding:
    Basic and diluted                    31,751                29,489
                                         ======                ======

STAAR Surgical Company
Global Sales
(in 000's)
Unaudited

                                          Three Months Ended
                                          ------------------
                                                                       September
                                  October 2,                       26,     %
    Geographic Sales                 2009                         2008  Change
                                     ----                         ----  ------
    United States        22.2%     $4,017          26.2%        $4,746  -15.4%

    Germany              31.3%      5,663          32.3%         5,844   -3.1%
    Japan                19.3%      3,503          17.3%         3,127   12.0%
    Korea                 5.9%      1,064           6.3%         1,137   -6.4%
    Other                21.3%      3,866          18.0%         3,258   18.7%
                                    -----                        -----
      Total
       International
       Sales             77.8%     14,096          73.8%        13,366    5.5%

                                  -------                      -------
        Total Sales     100.0%    $18,113         100.0%       $18,112    0.0%
                                  =======                      =======


    Product Sales
        IOLs             45.3%     $8,209          42.2%        $7,636    7.5%
        ICLs             29.0%     $5,245          27.6%        $4,996    5.0%
        Other            25.7%     $4,659          30.3%        $5,480  -15.0%
                                   ------                       ------
      Total             100.0%    $18,113         100.0%       $18,112    0.0%
                                  =======                      =======

                                          Nine Months Ended
                                          -----------------

                                               September 26,              %
    Geographic Sales                 2009                         2008  Change
                                     ----                         ----  ------
    United States        22.2%    $12,329          25.5%       $14,468  -14.8%

    Germany              32.0%     17,748          33.9%        19,260   -7.9%
    Japan                20.2%     11,199          16.9%         9,608   16.6%
    Korea                 6.6%      3,664           4.9%         2,777   31.9%
    Other                19.0%     10,574          18.7%        10,624   -0.5%
                                   ------                       ------
      Total
       International
       Sales             77.8%     43,185          74.5%        42,269    2.2%

                                  -------                      -------
        Total Sales     100.0%    $55,514         100.0%       $56,737   -2.2%
                                  =======                      =======


    Product Sales
        IOLs             44.8%    $24,863          42.9%       $24,320    2.2%
        ICLs             28.8%    $15,962          25.9%       $14,680    8.7%
        Other            26.5%    $14,689          31.3%       $17,737  -17.2%
                                  -------                      -------
      Total             100.0%    $55,514         100.0%       $56,737   -2.2%
                                  =======                      =======

STAAR Surgical Company
Condensed Consolidated Balance Sheets
(in 000's)
Unaudited

                                                        October 2,  January 2,
                                                           2009        2009
                                                           ----        ----


    Cash and cash equivalents                              $5,644      $4,992
    Short-term investments - restricted                     7,368         179
    Accounts receivable trade, net                          9,411       8,422
    Inventories, net                                       15,296      16,668
    Prepaids, deposits, and other current assets            2,196       2,009
                                                            -----       -----
       Total current assets                                39,915      32,270
                                                           ------      ------
    Property, plant, and equipment, net                     5,180       5,974
    Intangible assets, net                                  5,039       5,611
    Goodwill                                                7,847       7,538
    Other assets                                            1,242       1,189
                                                            -----       -----
       Total assets                                       $59,223     $52,582
                                                          =======     =======


    Accounts payable                                       $6,182      $6,626
    Line of credit                                          2,220       2,200
    Deferred income taxes - current                           282         282
    Obligations under capital leases - current                940         989
    Other current liabilities                              12,129      11,366
                                                           ------      ------
       Total current liabilities                           21,753      21,463
                                                           ------      ------
    Notes payable - long-term, net of discount              4,389       4,414
    Obligations under capital leases - long-term            1,084       1,335
    Deferred income taxes - long-term                         787         897
    Other long-term liabilities                             1,967       1,678
                                                            -----       -----
    Total liabilities                                      29,980      29,787

    Series A redeemable convertible preferred stock         6,780       6,768

    Common stock                                              348         295
    Additional paid-in capital                            149,267     138,811
    Accumulated other comprehensive income                  3,456       2,812
    Accumulated deficit                                  (130,608)   (125,891)
                                                         --------    --------
    Total stockholders' equity                             22,463      16,027
                                                           ------      ------
    Total liabilities, redeemable convertible
     preferred stock and stockholders' equity             $59,223     $52,582
                                                          =======     =======

STAAR Surgical Company
Condensed Consolidated Statements of Cash Flows
(in 000's)
Unaudited
                                                        Nine Months Ended
                                                        -----------------
                                                     October 2,  September 26,
                                                        2009          2008
                                                        ----          ----
    Cash flows from operating activities:
      Net loss                                         $(4,717)      $(13,735)
      Adjustments to reconcile net loss to net cash
       used in operating activities:
        Depreciation of property and equipment           1,797          2,055
        Amortization of intangibles                        585            625
        Amortization of discount                           265            180
        Fair value adjustment of warrant                    74             60
        Loss on disposal of property and equipment          96             89
        Stock-based compensation expense                 1,207          1,195
        Loss on settlement of pre-existing
         distribution arrangement                            -          3,850
        Change in pension liability                        117            302
        Other                                               51           (196)
      Changes in working capital, net of business acquisition:
        Accounts receivable                               (868)        (2,482)
        Inventories                                      1,351          1,613
        Prepaids, deposits and other current assets        (28)           434
        Accounts payable                                  (225)        (1,892)
        Other current liabilities                          597            665
                                                           ---            ---
            Net cash used in operating activities          302         (7,237)
                                                           ---         ------

    Cash flows from investing activities:
      Cash acquired in acquisition of Canon Staar,
       net of acquisition costs                              -          2,215
      Acquisition of property and equipment               (320)          (802)
      Proceeds from sale of property and equipment         160            100
      Purchase of short-term investments                   (22)             -
      Proceeds from sale of short-term investments         190              -
      Restricted deposit with the Superior Court
       of Orange County                                 (7,368)             -
      Net change in other assets                             5            149
                                                            --            ---
            Net cash provided by (used in) investing
             activities                                 (7,355)         1,662
                                                        ------          -----

    Cash flows from financing activities:
      Borrowings under lines of credit                     630          3,760
      Repayments of lines of credit                       (630)        (1,880)
      Repayment of capital lease lines of credit          (852)          (762)
      Net proceeds of public sale of equity
       securities                                        8,548              -
      Proceeds from the exercise of stock options            -             40
                                                            --             --
            Net cash provided by financing
             activities                                  7,696          1,158
                                                         -----          -----

    Effect of exchange rate changes on cash and
     cash equivalents                                        9            219
                                                            --            ---

    Decrease in cash and cash equivalents                  652         (4,198)
    Cash and cash equivalents, at beginning of the
     period                                              4,992         10,895
                                                         -----         ------
    Cash and cash equivalents, at end of the period     $5,644         $6,697
                                                        ======         ======

STAAR Surgical Company
GAAP Reconciliation Tables
(in 000's)
Unaudited

                                  Three Months Ended 10/2/2009
                               ---------------------------------
                                                                     Three
                                                                    Months
                                  As     Effect of                   Ended
    Sales in Constant Currency Reported   Currency   Ex-Currency   9/26/2008
                               --------  ---------   -----------   ---------
    US                            4,017         -        4,017       4,746
    International                14,096        54       14,042      13,366
                                 ------        --       ------      ------
    Total                        18,113        54       18,059      18,112
                                 ======        ==       ======      ======


                                  Nine Months Ended 10/2/2009
                               ---------------------------------
                                                                      Nine
                                                                     Months
                                  As     Effect of                   Ended
    Sales in Constant Currency Reported   Currency   Ex-Currency   9/26/2008
                               --------  ---------   -----------   ---------
    US                           12,329         -       12,329      14,468
    International                43,185    (1,270)      44,455      42,269
                                 ------    ------       ------      ------
    Total                        55,514    (1,270)      56,784      56,737
                                 ======    ======       ======      ======


                                         Q3 2009 vs. Q3 2008
                                         -------------------
                                   As Reported         Ex-Currency
                                   -----------         -----------
    Sales in Constant Currency $ Change  % Change  $ Change  % Change
                               --------  --------  --------  --------
    US                             (729)      -15%     (729)      -15%
    International                   730         5%      676         5%
    Total                             1         0%      (53)        0%


                                   As Reported         Ex-Currency
                                   -----------         -----------
    Sales in Constant Currency $ Change  % Change  $ Change  % Change
                               --------  --------  --------  --------
    US                           (2,139)      -15%   (2,139)      -15%
    International                   916         2%    2,186         5%
    Total                        (1,223)       -2%       47         0%

                                            Nine Months
                                     % of   October 2,  % of
        Statement of Operations     Sales        2009  Sales
                                    -----        ----  -----

    Net sales                         100%    $55,514    100%
    Cost of sales                      44%     24,675     48%
                                               ------
    Gross profit                       56%     30,839     52%
                                               ------
    Selling, general and administrative expenses:
      General and administrative       21%     11,626     20%
      Marketing and selling            32%     17,784     36%
      Research and development          8%      4,395     11%
      Loss on settlement of
       pre-existing
       distribution arrangement                     -      7%
                                                   --
         Total selling, general and
          administrative expenses:     61%     33,805     74%
                                               ------
    Operating loss                     -5%     (2,966)   -21%
                                               ------
    Other income (expense):
      Interest income                   0%         36      0%
      Interest expense                 -2%     (1,183)    -1%
      Gain on foreign currency          0%        200     -1%
      Other income, net                 0%        122      0%
        Total other (expense) income,
         net                           -1%       (825)    -1%
                                                 ----
    Loss before provision for
     income taxes                      -7%     (3,791)   -23%
    Income tax provision                2%        926      2%
                                                  ---
    Net loss                           -8%    $(4,717)   -24%
                                              =======
    Loss per share:  basic and
     diluted                                   $(0.15)
                                               ======
    Weighted average shares
     outstanding: basic and diluted            31,751
                                               ======

                                            As Reported Nine Months
                                     September
                                         26,    Purchase    Ex Purchase  % of
        Statement of Operations         2008    A/C Chgs     A/C Chgs   Sales
                                        ----    --------     --------   -----

    Net sales                          $56,737        $-      $56,737    100%
    Cost of sales                       26,990    (1,500)      25,490     45%
                                        ------    ------       ------
    Gross profit                        29,747     1,500       31,247     55%
                                        ------     -----       ------
    Selling, general and administrative expenses:
      General and administrative        11,441         -       11,441     20%
      Marketing and selling             20,627         -       20,627     36%
      Research and development           5,965         -        5,965     11%
      Loss on settlement of pre-
       existing distribution
       arrangement                       3,850    (3,850)           -      0%
                                         -----    ------           --
         Total selling, general and
          administrative expenses:      41,883    (3,850)      38,033     67%
                                        ------    ------       ------
    Operating loss                     (12,136)    5,350       (6,786)   -12%
                                       -------     -----       ------
    Other income (expense):                                                0%
      Interest income                      138         -          138      0%
      Interest expense                    (645)        -         (645)    -1%
      Gain on foreign currency            (329)        -         (329)    -1%
      Other income, net                    130         -          130      0%
                                                      --          ---
        Total other (expense) income,
         net                              (706)        -         (706)    -1%
                                          ----        --         ----
    Loss before provision for
     income taxes                      (12,842)    5,350       (7,492)   -13%
    Income tax provision                   893         -          893      2%
                                           ---        --          ---
    Net loss                          $(13,735)   $5,350      $(8,385)   -15%
                                      ========    ======      =======
    Loss per share:  basic and
     diluted                            $(0.47)    $0.18       $(0.28)
                                        ======     =====       ======
    Weighted average shares
     outstanding: basic and diluted     29,489    29,489       29,488
                                        ======    ======       ======